Exhibit 3.7

State of South Dakota

OFFICE OF THE SECRETARY OF STATE

Restated

Certificate of Incorporation

ORGANIZATIONAL ID #: DB027610

I, Chris Nelson, Secretary of State of the State of South Dakota, hereby certify that duplicate of the Restated Articles of Incorporation of RCC WESTERN STORES, INC. duly signed and verified, pursuant to the provisions of the South Dakota Business Corporation Act, have been received in this office and are found to conform to law.

ACCORDINGLY and by virtue of the authority vested in me by law, I hereby issued this Restated Certificate of Incorporation and attach hereto a duplicate of the Restated Articles of Incorporation of RCC WESTERN STORES, INC..

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the Great Seal of the State of South Dakota, at Pierre, the Capital, this October 2, 2009.

/s/ Chris Nelson
Chris Nelson
Secretary of State

RestatedCert Merge

© GOES [ILLEGIBLE]
All Rights Reserved	Litho. in U.S.A.

Filed this 2nd day of	RECEIVED
Oct , 2009	OCT 02 2009
Chris Nelson	S.D. SEC. OF STATE
SECRETARY OF STATE

RESTATED ARTICLES OF INCORPORATION

OF

RCC WESTERN STORES, INC.

The undersigned, Robert L. Hoover, President of RCC Western Stores Inc., offers the following restated articles of incorporation as unanimously approved by the directors and shareholders of the corporation. The restated articles incorporate all amendments to the original articles of incorporation with the additional amendments set forth herein adopted by the shareholders and directors on May 15th, 2009.

I.

The name of the corporation is RCC Western Stores, Inc.

II.

The place where the principal office of the corporation is located is 1180 Creek Drive, Rapid City, South Dakota 57703. The mailing address of the principal office of the corporation is P.O. Box 1139, Rapid City, SD 57709.

III.

The address of the registered office of the corporation is 1180 Creek Drive, Rapid City, South Dakota. The name of the registered agent at such address is Robert L. Hoover.

IV.

The period of its duration is perpetual.

V.

The number of directors shall be at least one (1) but no more than five (5).

VI.

This corporation shall have the powers to engage in any and all business and lawful activities authorized by South Dakota statutes and all acts amendatory thereto.

VII.

The total amount of authorized capital stock of this corporation is Ten Thousand shares (10,000). The stock shall consist of two Classes of common stock, Voting Common Stock and Non-Voting Common Stock. There shall be Five Thousand (5,000) shares of Voting Common Stock and Five Thousand (5,000) shares of Non-Voting Common Stock authorized.

VIII.

Voting common stock and non-voting common stock shall have identical rights to distribution and liquidation proceeds and shall be the same in all respects except that non-voting common stock shall be without voting rights except in the event a vote to dissolve the corporation comes before the stockholders, in which event holders of non-voting common stock shall be entitled to vote.

Each certificate of stock issued by the Corporation shall contain identifying language on its face so as to describe the type of common stock. The description for voting common stock shall be “Voting Common Stock” and the description for non-voting common stock shall be “Non-Voting Common Stock.” Until shares specifically designated “Voting Common Stock” and “Non-Voting Common Stock” are issued, all outstanding authorized and issued shares shall be voting shares.

IX.

There are no existing provisions which limit or deny to shareholders the preemptive right to acquire additional or treasury shares of the corporation.

X.

No stockholder shall be liable for the debts of the corporation in any amount greater than his unpaid subscription.

XI.

These articles may be amended in the manner authorized by law at the time of amendment.

XII.

The undersigned hereby certifies that:

a.              These restated articles of incorporation, except as set forth above, correctly set forth without change the corresponding provisions of the articles of incorporation as theretofore amended.

b.              These restated articles of incorporation supersede the original articles of incorporation and all amendments thereto.

c.               These restated articles of incorporation contain and consolidate all amendments to the original Articles of Incorporation of RCC Western Stores, Inc.

Executed in duplicate the 1st day of May, 2009.

/s/ Robert L. Hoover, President
Robert L. Hoover, President

ATTEST:

/s/ Sandra K. Hoover, Secretary
Sandra K. Hoover, Secretary